FOR IMMEDIATE RELEASE - page 1 of 2

           Harold's Stores, Inc. Releases Operating Results For
                  The Second Quarter Ended July 30, 2005

Dallas, TX - August 23, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the second quarter and year-to-date period ended July 30, 2005.

For the second quarter, the Company reported a net loss of $2.9 million, or $0.53 per share, compared to a net loss of $1.2 million, or $0.23 per share, in the same period of the previous year. During the year-to-date period ending July 30, 2005, the net loss was $2.1 million, or $0.46 per share, as compared to a net loss of $422,000, or $0.19 per share, in the same period of the prior year.

"Our second quarter loss was primarily a result of incremental markdowns taken during the quarter on ladies' spring and summer merchandise," said Leonard Snyder, Interim Chief Executive Officer. "Based on prior season successes, the Company increased purchases of ladies' apparel during spring season, but sales in ladies' apparel did not meet our expectations. As a result, we marked down the merchandise and have been aggressive in our clearance activities. Fortunately, sales of this merchandise have been exceptionally strong during August and we anticipate that this merchandise will sell without significant additional markdowns." Mr. Snyder continued, "Our customers' initial reactions to fall merchandise have been encouraging, and we continue to experience growth in the internet area of our business."

Net sales for the quarter were $20.3 million, compared to $19.3 million for the same period in the previous year, an increase of 5.2%. For the quarter, total Company comparable store sales were flat. Comparable store sales decreased 1.2% in the full-line retail stores during the quarter, while comparable store sales in the outlets increased 33.6%. The Company's direct sales (internet and catalog) were $670,000 during the quarter, five times last year's sales of $134,000. Additionally, the Company conducted a warehouse sale in July this year that was not held last year, resulting in $475,000 of additional sales.

Net sales for the first half were $44.3 million as compared to $43.5 million during the prior year, an increase of 1.9%. For the first half, total comparable store sales were flat, with a decrease of 0.4% in the full-
line  retail  stores  and an increase of 10.6% in the outlet  stores.   The
Company's direct sales (internet and catalog) were $1.6 million for the first half, almost quadruple the year ago levels of $432,000.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045
                                 - More -
Harold's Earnings Release
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             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     26 Weeks Ended
                                July     July      July     July
                                30,      31,       30,      31,
                                2005     2004      2005     2004
                                         (as                (as
                                        restate            restate
                                          d)                 d)


Sales                               $        $         $        $
                                20,29    19,29     44,26    43,45
                                    8        0         2        8

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    15,55    12,86     30,02    27,74
shown separately below)             8        9         6        1

Selling, general and             6,307    6,412     13,70    13,66
administrative expenses                                8        9

Depreciation and amortization     969    1,020     1,943    2,052

Interest expense                  357      203       696      418

                                23,19    20,50     46,37    43,88
                                    1        4         3        0

Loss before income taxes       (2,893    (1,214   (2,111    (422)
                                    )         )        )

Benefit for income taxes            -        -         -        -

Net loss                            $         $        $        $
                               (2,893    (1,214   (2,111    (422)
                                    )         )        )

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

Net loss                            $         $        $        $
                               (2,893    (1,214   (2,111    (422)
                                    )         )        )

Less:  Preferred stock
dividends and accretion of        375      205       752      746
preferred stock issuance
costs

Net loss applicable to common       $         $        $        $
stockholders                   (3,268    (1,419   (2,863   (1,168
                                    )         )        )        )

Net loss per common share:
Basic and diluted                   $         $        $        $
                               (0.53)    (0.23)   (0.46)   (0.19)


Weighted average number of      6,223    6,215     6,223    6,214
common shares - basic


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